EXHIBIT 99.1

                            [CLARK, INC. LETTERHEAD]


CONTACT:       JIM RADOSEVICH
               VICE PRESIDENT, CORPORATE FINANCE & INVESTOR RELATIONS
               PHONE: 847-304-5800; EMAIL - JIM.RADOSEVICH@CLARKCONSULTING.COM


               CLARK CONSULTING ANNOUNCES BANKING PRACTICE CHANGES


Barrington, IL, September 16, 2004 - Clark Consulting (NYSE: CLK), a national firm that provides integrated compensation, benefits and funding solutions, today announced that it has implemented a reduction in its workforce within the Company's Banking Practice in response to a continued soft banking market.

The Company terminated seventeen of its Banking Practice employees, which represents roughly 6% of the Practice's employees, or 2% of the Company's employees. The actions will result in $230 thousand of severance costs and are expected to result in annual operating expense savings of approximately $1.3 million.

"These changes are difficult but necessary in response to recent business conditions. These are individuals that have made strong contributions to our Company and their presence will be missed," stated Jim Bean, President of Clark Consulting's Banking Practice.

Founded in 1967, Clark Consulting is a firm with expertise in executive compensation and benefit design, funding and plan administration. The Company has over 70 offices in the U.S. and more than 3,950 corporate, banking and healthcare clients.

All statements other than statements of historical fact included in this news release are forward-looking statements. Words such as "anticipate," "believe," "estimate," "expect," "intend" and similar expressions as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management as well as assumptions made by and information currently available to the Company's management. These statements are not a guarantee of future performance. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, such as difficulties associated with changes in tax legislation, dependence on key consultants, the Company's dependence on persistency of existing business, credit risk related to renewal revenue, acquisition risks such as our ability to integrate acquired businesses, competitive factors and pricing pressure, dependence on certain insurance companies, changes in legal and regulatory requirements, general economic conditions and such other factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2003 as filed with the Securities and Exchange Commission. Such statements reflect the current views of the Company's management with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this paragraph. The Company has no intention, and disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise. Further information may be obtained at the Company's Internet site: http://www.clarkconsulting.com.

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